(Letter Head of Investment Banking Group)

[Merrill Lynch Logo]

February 9, 1995

Board of Directors
The Colonial Group, Inc.
One Financial Center
Boston, Massachusetts 02111

Members of the Board:

    We hereby consent to the use of our opinion letter dated October 12, 1994 to the Board of Directors of The Colonial Group, Inc. (the "Company") included as Appendix II to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed transaction in which the Company will be merged with and into Newco ("Sub"), a wholly-owned subsidiary of Liberty Financial Companies, Inc. ("Parent"), a wholy-owned subsidiary of Liberty Mutual Insurance Company, and to the references to such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                    MERRIL LYNCH, PIERCE, FENNER & SMITH
                                               INCORPORATED


                                    By: [Signature of Peter C. Jachym]
                                        Peter C. Jachym
                                        Director